SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Amendment 1

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

June 15, 2014

(Date of Report)

TELCO CUBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53157	98-0546544
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Hollywood Blvd., Suite 202, Hollywood FL, 33020

(Address of principal executive offices)

Registrant's telephone number, including area code: (305) 747-7647

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Explanatory Note

This report on Form 8-K/A amends the original filing of our 8K filed on June 15, 2015 to correct the stated terms of the Share Exchange Agreement in accordance with an Amended Agreement for the Exchange of Stock, and supply the amended Agreement as a replacement Exhibit 2.01.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Closing Of Share Exchange Agreement

On June 12, 2015, the Registrant, CaerVision Holdings, Inc., a Nevada corporation (“CaerVision”), consummated a Share Exchange with Amgentech, Inc. (“Amgentech”), a Florida corporation.  Under the amended terms of the Share Exchange, the holders of AMGENTECH received 50,088 shares of CaerVision’s Series B Preferred stock that had been previously issued to third parties in exchange for 100% of the issued and outstanding capital of AMGENTECH.  A copy of the Share Exchange Agreement is attached hereto as Exhibit 99.13.  It is the intention of management of CaerVision that this transaction be treated as a “reverse merger” with AMGENTECH treated as the successor issuer to CaerVision for SEC reporting and accounting purposes.

The Registrant filed an Amendment to the Articles of Incorporation changing the name of the company to Telco Cuba, Inc.

ITEM 5.01

CHANGE IN CONTROL OF REGISTRANT

Under the terms of the Share Exchange detailed in Item 2.01, control of the Company was transferred to the previous shareholders of AMGENTECH and are held by William Sanchez, who now controls 50,088 shares or approximately 60% of the Company’s Series B Preferred stock.  Mr. Sanchez holds no additional shares of Registrant.  Additionally, the Company’s Board of Directors retains voting control over an additional 33,392 Series B Preferred stock held by JMZ Alliance, Inc. which was acquired in a private transaction.

Exhibit Number	Description

99.13	Amended Share Exchange Agreement between CaerVision and Amgentech

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 24, 2015

Telco Cuba, Inc. By: /s/ William Sanchez William Sanchez Chief Executive Officer